Exhibit (h)(31)(b)
FIRST AMENDMENT TO SERVICE AGREEMENT
     THIS FIRST AMENDMENT TO SERVICE AGREEMENT (the “Amendment”) is made and entered into as of December 31, 2004 by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Service Provider”), Pacific Life Insurance Company (the “Adviser”) and Pacific Select Fund (the “Fund”).
WITNESSETH:
     WHEREAS, Service Provider, Adviser and Fund are parties to that certain Service Agreement dated as of June 30, 2002 (the “Agreement”) whereby the Adviser and the Fund retained the Service Provider to furnish certain services related to preparing the Fund’s Semi-Annual and Annual Reports;
     WHEREAS, Service Provider, Adviser and Fund desire to amend and supplement the Agreement upon the following terms and conditions;
     WHEREAS, the Adviser and the Fund entered into an agreement for support services dated October 1, 1995, as amended, which provides that the Adviser may provide certain support services for the Fund and each of its investment portfolios, and the Adviser has, under such Support Agreement, agreed to provide certain support services to the Fund; and
     WHEREAS, the Adviser and the Fund desire to retain the Service Provider to furnish certain services as set forth in this agreement, including any amendments thereto, and the Service Provider is willing to furnish such services, on the terms and conditions set forth in the Agreement and any amendments thereto.
NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider, Adviser and Fund hereby agree that the Agreement is amended and supplemented, as of the date first written above unless otherwise noted, as follows:
1. Section 6 is hereby replaced with the following:
     6. Services
     The Service Provider shall provide the services set forth on Schedule B annexed hereto, in each case, subject to the control, supervision and direction of the Adviser and the review and comment by the Fund’s auditors and legal counsel, as needed, in accordance with procedures which may be established from time to time between the Adviser and the Service Provider. The Service Provider shall provide the services set forth on Schedule C annexed hereto, in each case, subject to oversight by the Adviser.
     The Service Provider shall provide the office facilities and personnel required by it to perform the services contemplated herein.
2. The following is added to the beginning of the second sentence in paragraph (a) of section 7:
     “Unless otherwise agreed to in writing by the parties,”

3. Section 9 is amended as follows:
(a)	The first sentence in paragraph one of Section 9 is replaced with the following:
          The Service Provider shall be responsible for the performance of only such duties as are set forth in this Agreement, including those set forth on Schedules B and C annexed hereto which forms a part hereof, as such Schedules B and C may be amended from time to time, and, except as otherwise provided under Section 7(c), shall have no responsibility for the actions or activities of any other party, including other service providers.
(b)	The following statement is added into the fourth sentence in paragraph one of Section 9, after “however, that the reprinting or republishing of financial statements and highlights...”:
          “..., or any tax penalties incurred,”
4. The first paragraph in Section 11 is replaced with the following:
     The Service Provider assumes no responsibility for the Fund’s or the Adviser’s compliance with securities, tax, commodities and other laws, rules and regulations applicable to the Fund or the Adviser, unless Service Provider expressly assumes responsibility as part of the services it provides as described on the Schedules to this Agreement.
5. Section 21 is hereby replaced, as of the original date of the Agreement, with the following:
     The Agreement and any amendments thereto shall at all times and in all respects be construed, and the provisions thereof interpreted, in accordance with the laws of the State of California, without giving effect to the conflict of laws provisions thereof.
This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

SCHEDULE C TO SERVICE AGREEMENT
by and between State Street Bank and Trust Company,
Pacific Life Insurance Company and Pacific Select Fund
December 31, 2004
Service Provider shall perform the following services in conformance with Federal, state, and local tax laws and regulations, as applicable, and subject to the limitation of liability set forth in paragraph 9 of the Agreement:

1.	Compute tax basis provisions for both excise and income tax purposes.

2.	Prepare federal, state, and local income tax returns and extension requests for review and for filing by the Fund, including Form 1120-RIC, Form CA 100, Form 8613 and Form 1099-MISC.

3.	Sign the federal, state and local tax returns and extension requests on behalf of the Fund, provided however that the Fund shall have authorized the Service Provider to do so by completing the authorization form attached as Exhibit C-1 to this Schedule C.

4.	Provide on a monthly basis the amounts to be withheld from the net investment income distributions.

5.	Provide all required tax-related disclosure data for each portfolio to be included in the Semi-Annual and Annual Reports within 33 days after each semi-annual reporting period ending June 30th and December 31st.

6.	Participate in project meetings relating to the year end tax reporting for fund mergers, acquisitions and other ad hoc projects that may arise and require tax related resources.

EXHIBIT C1 TO SCHEDULE C
TO THE SERVICE AGREEMENT
AUTHORIZATION FORM
I hereby authorize State Street Bank and Trust Company to sign the Federal, state and local tax returns and extension requests for Pacific Select Fund, and each of its portfolios as paid preparer. I understand that this service is to be performed in accordance with the terms of the Services Agreement.

Authorized Signature

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